Other Exhibit B


                      DREYFUS VARIABLE INVESTMENT FUND


                      Assistant Secretary's Certificate


     The undersigned, Elizabeth A. Keeley, Assistant Secretary of Dreyfus Variable Investment Fund (the "Fund'), hereby certifies that set forth below is a copy of the resolutions adopted by the Fund's Board members at a meeting held on March 10, 1997, authorizing the signing by Elizabeth A. Keeley, Marie
E. Connolly, Richard W. Ingram, Mark A. Karpe, John E. Pelletier and Michael
S. Petrucelli on behalf of the proper officers of the Fund pursuant to a power of attorney:

          RESOLVED, that Michael S. Petrucelli be, and hereby is, elected Vice President and Assistant Secretary of the Fund, to serve at the pleasure of the Board; and it is further

          RESOLVED, that the Registration Statement and any and all amendments and supplements thereto may be signed by any one of Elizabeth A. Keeley, Marie E. Connolly, Richard W. Ingram, Mark A. Karpe, John E. Pelletier and Michael S. Petrucelli, as the attorney-in-fact for the proper officers of the Fund, with full power of substitution and resubstitution; and that the appointment of each of such persons as such attorney-in-fact hereby is authorized and approved, and that such attorneys-in-fact, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such Registration Statement and any and all amendments and supplements thereto, as whom he or she is acting as attorney-in-fact, might or could do in person.

     IN WITNESS THEREOF, I have hereunder signed by name and affixed the seal of the Fund on April 16, 1997.




                                   Elizabeth A. Keeley
                                   Assistant Secretary